Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-158125) of our reserves reports setting forth the interests of Warren Resources, Inc. and its subsidiaries (collectively the “Company”) relating to the estimated quantities of the Company’s proved reserves of oil and gas and present values thereof for certain periods originally included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on March 6, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E. 73964
Senior Vice President

Houston, Texas
February 13, 2013

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients.  The digital document is intended to be substantively the same as the original signed document maintained by NSAI.  The digital document is subject to the parameters, limitations, and conditions stated in the original document.  In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.